Exhibit (d)(51)

SUB-ADMINISTRATION AGREEMENT

This SUB-ADMINISTRATION AGREEMENT (as amended and in effect from time to time, the “Agreement”) is made as of the 31st day of July, 2020 by and between ClearBridge Investments, LLC (“Adviser”), a Delaware limited liability company, and Legg Mason Partners Fund Advisor, LLC (“Administrator”), a Delaware limited liability company, each of which is registered as an investment adviser under the Investment Advisers Act of 1940.

WHEREAS, the Adviser, is the investment adviser and manager of ClearBridge Value Trust, ClearBridge Small Cap Fund and ClearBridge International Growth Fund (“Funds”), each an open-end, diversified management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Adviser wishes to engage the Administrator to provide certain administrative services to the Funds and the Administrator is willing to furnish such services on the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, it is agreed as follows:

1. Appointment. Adviser hereby appoints Administrator as administrator for each Fund for the period and on the terms set forth in this Agreement. Administrator accepts such appointment and agrees to furnish the services herein set forth for the compensation herein provided.

2. Delivery of Documents. Adviser has furnished Administrator with copies properly certified or authenticated of each of the following:

(a) Each Fund’s Articles of Incorporation, as filed with the State Department of Assessments and Taxation of the State of Maryland and all amendments thereto;

(b) Each Fund’s By-Laws and all amendments thereto;

(c) The Investment Advisory and Management Agreement between each Fund and the Adviser;

(d) Each Fund’s currently effective Registration Statement on Form N-1A under the Securities Act of 1933, as amended, and the 1940 Act, as filed with the Securities and Exchange Commission, including all exhibits thereto, relating to shares of common stock of the Fund, and all amendments thereto;

(e) Each Fund’s most recent prospectus(es); and

(f) Each Fund’s most recent statement(s) of additional information.

Adviser will furnish Administrator from time to time with copies of all amendments of or supplements to the foregoing.

3. Administrative Services. (a) Administrator, at its expense, shall supply the Board of Directors and officers of the Funds with all statistical information and reports as the Board of Directors or officers may reasonably request and shall furnish each Fund with office facilities, including space, furniture and equipment and all personnel reasonably necessary for the administration of the Fund. Administrator shall authorize and permit any of its directors, officers and employees, who may be elected as directors or officers of one or more Funds, to serve in the capacities in which they are elected.

(b) Administrator shall oversee the maintenance of all books and records with respect to each Fund’s securities transactions and the keeping of each Fund’s books of accounts in accordance with all applicable federal and state laws and regulations. Incompliance with the requirements of Rule 31a-3 under the 1940 Act, Administrator hereby agrees that all books and records which it maintains for each Fund are the property of the respective Fund, and further agrees to surrender promptly to the Fund or its agents any of such books and records upon the Fund’s request. Administrator further agrees to preserve or arrange for the preservation of the books and records required to be maintained by Rule 31a-1 under the 1940 Act for the periods prescribed by Rule 31a-2 under the 1940 Act.

4. Services Not Exclusive. Administrator’s services hereunder are not deemed to be exclusive, and Administrator shall be free to render similar services to others. It is understood that persons employed by Administrator to assist in the performance of its duties hereunder might not devote their full time to such service. Nothing herein contained shall be deemed to limit or restrict the right of Administrator or any affiliate of Administrator to engage in and devote time and attention to other businesses or to render services of whatever kind or nature.

5. Expenses. During the term of this Agreement, Administrator will pay all expenses incurred by it in connection with its activities under this Agreement.

6. Compensation. For the services that Administrator will render to Adviser and each Fund under this Agreement, and the facilities furnished and expenses assumed by Administrator, Adviser will pay Administrator a fee, computed daily and paid monthly, at an annual rate equal to 0.05% of the Fund’s average daily net assets. Fees due to Administrator hereunder shall be paid promptly to Administrator by Adviser following its receipt of fees from the Fund. If this Agreement is terminated as of any date not the last day of a calendar month, a final fee shall be paid promptly after the date of termination, which fee shall be based on the percentage of days of the month during which the contract was still in effect and the average daily net assets over that time period.

7. Limitation of Liability. Administrator assumes no responsibility under this Agreement other than to render the services called for hereunder, in good faith, and shall not be responsible for any action of the Board of Directors of any Fund in following or declining to follow any advice or recommendations of Administrator; provided, however, that nothing in this Agreement shall protect Administrator against any liability to Adviser, Fund or its shareholders for a loss resulting from willful misfeasance, bad faith or gross negligence in the performance of its duties or from reckless disregard of its obligations or duties under this Agreement.

8. Definitions. As used in this Agreement, the term “securities” shall have the meaning ascribed to it in the Articles of Incorporation of the Fund; and the terms “assignment” and “interested person” shall have the meanings given to them by Section 2(a) of the 1940 Act, subject to such exemptions and interpretations as may be granted by the Securities and Exchange Commission by any rule, regulation or order.

9. Duration and Termination. This Agreement cannot be amended or terminated with respect to activities performed for a Fund by Adviser except with the prior approval of the Board of Directors of that Fund. This Agreement will be terminated immediately upon any termination of the Investment Advisory and Management Agreement between a Fund and Adviser or, with 60 days prior written notice to each affected Fund, which may be waived by the Fund’s Board of Directors, upon the mutual written consent of Administrator and Adviser. This Agreement may be assigned by a party only with written permission of the other party and approval by the Board of Directors of each affected Fund.

10. Further Actions. Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof.

11. Amendments. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought. No material amendment to this Agreement shall be effective with respect to any Fund until approved by the Board of Directors of that Fund.

12. Miscellaneous. This Agreement embodies the entire agreement and understanding between the parties hereto, and supersedes all prior agreements and understandings relating to the subject matter hereof. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. Should any part of this Agreement be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding on and shall inure to the benefit of the parties hereto and their respective successors.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers thereunto duly authorized.

CLEARBRIDGE INVESTMENTS, LLC

By:	Barbara Brooke Manning
Name:	Barbara Brooke Manning
Title:	Managing Director, General Counsel & Chief Compliance Officer

LEGG MASON PARTNERS FUND ADVISOR, LLC

By:	Jane Trust
Name:	Jane Trust
Title:	President and Chief Executive Officer

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